Exhibit 10.2

March 30, 2012

Ms. Julie Shiflett

Dear Julie:

This letter agreement (“Amendment”) is intended to amend that certain letter agreement between you and Red Lion Hotels Corporation (the “Company”) dated August 31, 2011 relating to your employment by the Company (“Employment Letter”). Capitalized terms not defined herein shall have the meaning set forth in the Letter Agreement.

The Employment Letter is hereby amended as follows:

Notwithstanding anything to the contrary in the Employment Letter, all of your unvested restricted stock units in the Company on the day prior to a Director Change (defined below) shall be subject to accelerated vesting if a Director Change results in either (i) ownership of the Company by a non-publicly traded entity such that the stock is no longer liquid or (ii) ownership of the Company by a publicly traded entity that has not agreed as part of any purchase and sale agreement to continue your unvested restricted stock units and stock options in substantially the same form as existed immediately prior to the Director Change. The term “Director Change” shall mean that the majority of the Company’s board of directors consists of individuals other than “Incumbent Directors,” which shall mean the members of the board of directors as of the date of this Amendment and any other persons becoming directors subsequent to the date of this Amendment whose election or nomination for election was supported by a majority of the directors who then comprised the Incumbent Directors.

Except as otherwise modified in this Amendment, all the terms and conditions of the Employment Letter shall continue in full force and effect.

Sincerely,

Thomas L. McKeirnan
Senior Vice President, General Counsel

Accepted this 30th day of March, 2012

Employee Signature